UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

PILGRIM’S PRIDE CORPORATION

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

72147K 108

(CUSIP Number)

JBS USA HOLDING LUX S.À R.L.

(Formerly known as JBS USA HOLDINGS, INC.)

6, rue Jean Monnet

L-2180 Luxembourg

Grand-Duchy of Luxembourg

+ 352 42 71 71 1

with a copy to:

Nicholas M. White

JBS USA Food Company Holdings

1770 Promontory Circle

Greeley, CO 80634-9038

(970) 506-8000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 22, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

EXPLANATORY NOTE

This Amendment No. 7 (this “Amendment”) amends and supplements the Statement on Schedule 13D previously filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2010 as amended on November 8, 2010, on January 3, 2012, on March 1, 2012, on March 7, 2012, on March 13, 2012 and on December 28, 2015 (the “Statement”), with respect to Common Stock, par value $0.01 per share (the “Common Stock”), of Pilgrim’s Pride Corporation, a Delaware corporation (the “Issuer”). This Amendment is being filed to correct the following clerical errors: (1) on the cover pages (Rows 8, 10 and 11) and in Items 4 and 5 of the Statement, the number of shares of Common Stock of the Issuer beneficially owned by the Reporting Persons (as defined in Item 2 herein) was inadvertently reported as 194,990,667 shares of Common Stock of the Issuer and is being amended by this Amendment to 195,445,936 shares of Common Stock of the Issuer; and (2) on the cover pages (Row 13) the percentage of the shares of Common Stock of the Issuer beneficially owned by each Reporting Person was inadvertently reported as 76.5% and is being amended by this Amendment to 76.7%. Except as otherwise provided herein, each Item of the Statement remains unchanged.

CUSIP No. 72147K 108	Page 2 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JOSÉ BATISTA SOBRINHO
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 72147K 108	Page 3 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FLORA MENDONÇA BATISTA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 72147K 108	Page 4 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VALÉRIA BATISTA MENDONÇA RAMOS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 72147K 108	Page 5 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VANESSA MENDONÇA BATISTA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 72147K 108	Page 6 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WESLEY MENDONÇA BATISTA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 72147K 108	Page 7 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JOESLEY MENDONÇA BATISTA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 72147K 108	Page 8 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VIVIANNE MENDONÇA BATISTA
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 72147K 108	Page 9 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JJMB PARTICIPAÇÕES LTDA.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) OO (See Item 2)

CUSIP No. 72147K 108	Page 10 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VLBM PARTICIPAÇÕES LTDA.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) OO (See Item 2)

CUSIP No. 72147K 108	Page 11 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VNBM PARTICIPAÇÕES LTDA.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) OO (See Item 2)

CUSIP No. 72147K 108	Page 12 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) VVMB PARTICIPAÇÕES LTDA.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) OO (See Item 2)

CUSIP No. 72147K 108	Page 13 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WWMB PARTICIPAÇÕES LTDA.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) OO (See Item 2)

CUSIP No. 72147K 108	Page 14 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ZMF PARTICIPAÇÕES LTDA.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) OO (See Item 2)

CUSIP No. 72147K 108	Page 15 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ZMF FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 72147K 108	Page 16 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) J&F INVESTIMENTOS S.A. (Formerly known as J&F PARTICIPAÇÕES S.A.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 17 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) FB PARTICIPAÇÕES S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 18 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Brazil
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 19 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS GLOBAL LUXEMBOURG S.À R.L. (Formerly known as JBS HUNGARY HOLDINGS KFT)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 20 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS HOLDING LUXEMBOURG S.À R.L.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 21 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS USA HOLDING LUX S.À R.L. (Formerly known as JBS USA HOLDINGS, INC.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 22 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS USA LUX S.A. (Formerly known as JBS USA, LLC)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 23 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BURCHER PTY LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Australia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 24 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS ANSEMBOURG HOLDING S.À R.L.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 25 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS LUXEMBOURG S.À R.L.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 26 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS USA FOOD COMPANY HOLDINGS I.R.S. Identification No. 58-1034573
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 27 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS USA FOOD COMPANY I.R.S. Identification No. 81-0775570
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 72147K 108	Page 28 of 65 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) JBS WISCONSIN PROPERTIES, LLC I.R.S. Identification No. 39-1993214
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Wisconsin
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 195,445,936 (See Item 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 195,445,936 (See Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,445,936 (See Item 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 76.7% (See Item 5)
14	TYPE OF REPORTING PERSON (See Instructions) OO (See Item 2)

Item 1. Security and Issuer

Item 1 is hereby amended and replaced in its entirety as follows:

This Amendment No. 7 (this “Amendment”) amends and supplements the Statement on Schedule 13D previously filed with the Securities and Exchange Commission (the “SEC”) on January 7, 2010 as amended on November 8, 2010, on January 3, 2012, on March 1, 2012, on March 7, 2012, on March 13, 2012 and on December 28, 2015 (the “Statement”), with respect to Common Stock, par value $0.01 per share (the “Common Stock”), of Pilgrim’s Pride Corporation, a Delaware corporation (the “Issuer”). The Issuer’s principal executive offices are located at 1770 Promontory Circle, Greeley, Colorado 80634-9038. Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Statement. Except as otherwise provided herein, each Item of the Statement remains unchanged.

Item 2. Identity and Background

Item 2 is hereby amended and replaced in its entirety as follows:

This Statement is being filed jointly by José Batista Sobrinho, Flora Mendonça Batista, Valéria Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista, Vivianne Mendonça Batista, JJMB Participações Ltda. (“JJMBPL”), VLBM Participações Ltda. (“VLBMPL”), VNBM Participações Ltda. (“VNBMPL”), VVMB Participações Ltda. (“VVMBPL”), WWMB Participações Ltda. (“WWMBPL”), ZMF Fundo de Investimento em Participações (“ZMFFIP”), ZMF Participações Ltda. (“ZMFPL”), J&F Investimentos S.A. (“J&FP”), FB Participações S.A. (“FBP”), JBS S.A. (“JBS Brazil”), JBS Global Luxembourg S.à r.l. (“JBS Global Luxembourg”), JBS Holding Luxembourg S.à r.l. (“JBS Holding Luxembourg”), Burcher Pty Limited (“Burcher”), JBS USA Holding Lux S.à r.l. (“JBS USA Holding Lux”), JBS USA Lux S.A. (“JBS USA Lux”), JBS Ansembourg Holding S.à r.l. (“JBS Ansembourg”), JBS Luxembourg S.à r.l. (“JBS Luxembourg”), JBS USA Food Company Holdings (“JBS USA FC Holdings”), JBS USA Food Company (“JBS USA FC”) and JBS Wisconsin Properties, LLC (“JBS Wisconsin”) (each a “Reporting Person” and, collectively, the “Reporting Persons”). José Batista Sobrinho and Flora Mendonça Batista and their five children Valéria Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista are sometimes referred to herein as the “Batista Family.”

JBS Wisconsin, a Wisconsin limited liability company, has its principal office at 1770 Promontory Circle, Greeley, Colorado 80634-9038. JBS Wisconsin’s principal business is holding certain subsidiaries of JBS USA FC. All of the issued and outstanding membership interests of JBS Wisconsin are owned by JBS USA FC.

JBS USA FC, a corporation organized under the laws of Delaware, has its principal office at 1770 Promontory Circle, Greeley, Colorado 80634-9038. JBS USA FC’s principal business is processing, preparing, packaging and delivering beef, pork and chicken products to customers. All of the issued and outstanding stock of JBS USA FC is owned by JBS USA FC Holdings.

JBS USA FC Holdings, a corporation organized under the laws of Delaware, has its principal office at 1770 Promontory Circle, Greeley, Colorado 80634-9038. JBS USA FC Holding’s principal business is holding all of the issued and outstanding stock of JBS USA FC. All of the issued and outstanding stock of JBS USA FC Holdings is owned by JBS Luxembourg.

Page 29 of 65 Pages

JBS Luxembourg, a Luxembourg private limited liability company, has its principal office at 6, rue Jean Monnet, postcode: L-2180, Luxembourg, Grand-Duchy of Luxembourg. JBS Luxembourg’s principal business is holding certain subsidiaries of JBS Ansembourg. All of the issued and outstanding shares of JBS Luxembourg are owned by JBS Ansembourg.

JBS Ansembourg, a Luxembourg private limited liability company, has its principal office at 6, rue Jean Monnet, postcode: L-2180, Luxembourg, Grand-Duchy of Luxembourg. JBS Ansembourg’s principal business is holding certain subsidiaries of JBS USA Lux. All of the issued and outstanding shares of JBS Ansembourg are owned by JBS USA Lux.

JBS USA Lux, a Luxembourg public limited liability company, has its principal office at 6, rue Jean Monnet, postcode: L-2180, Luxembourg, Grand-Duchy of Luxembourg. JBS USA Lux’s principal business is holding certain subsidiaries of JBS USA Holding Lux. All of the issued and outstanding shares of JBS USA are owned by JBS USA Holding Lux.

JBS USA Holding Lux, a Luxembourg private limited liability company, has its principal office at 6, rue Jean Monnet, postcode: L-2180, Luxembourg, Grand-Duchy of Luxembourg. JBS USA Holding Lux’s principal business is holding all of the issued and outstanding share capital of JBS USA Lux. All of the issued and outstanding shares of JBS USA Holding Lux are owned by Burcher.

Burcher, an Australian proprietary limited company, has its principal office at 1 Lock Way, Riverview, postcode: 4303, Queensland, Australia. Burcher’s principal business is holding all of the issued and outstanding share capital of JBS USA Holding Luxembourg. All of the issued and outstanding shares of Burcher are owned by JBS Holding Luxembourg and JBS Global Luxembourg.

JBS Holding Luxembourg, a Luxembourg private limited liability company, has its principal office at 6, rue Jean Monnet, postcode: L-2180, Luxembourg, Grand-Duchy of Luxembourg. JBS Holding Luxembourg’s principal business is holding shares of Burcher. All of the issued and outstanding shares of JBS Holding Luxembourg are owned by JBS Global Luxembourg.

JBS Global Luxembourg, a Luxembourg private limited company, has its principal office at 6, rue Jean Monnet, postcode: L-2180, Luxembourg, Grand-Duchy of Luxembourg. JBS Global Luxembourg’s principal business is holding certain subsidiaries of JBS Brazil. All of the issued and outstanding shares of JBS Global Luxembourg are owned by JBS Brazil.

JBS Brazil, a Brazilian corporation, has its principal office at Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil. JBS Brazil’s principal business is processing, preparing, packaging and delivering beef, pork and chicken products to customers. Approximately 42.2% of JBS Brazil’s stock is owned by FBP. In accordance with Brazilian corporate law, FBP is considered the controlling shareholder of JBS Brazil. Furthermore, the Batista Family also controls Banco Original S.A., a Brazilian corporation, which directly owns approximately 0.19% of the stock of JBS Brazil.

Page 30 of 65 Pages

FBP, a Brazilian corporation, has its principal office at Avenida Marginal Direita do Tietê, 500, Bloco I, 1 andar, A, sala 8, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil. FBP’s principal business is holding certain subsidiaries of J&FI. All of the issued and outstanding shares of FBP are owned by J&FI.

J&FI, a Brazilian corporation, has its principal office at Avenida Marginal Direita do Tietê, 500, Bloco I, 1 andar, A, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil. J&FI’s principal business is holding stock of certain companies controlled by the Batista Family. ZMFFIP, ZMFPL, JJMBPL, VLBMPL, VNBMPL, VVMBPL and WWMBPL together own approximately 75.3% of the issued and outstanding shares of J&FI.

ZMFFIP, a Brazilian investment fund, has its principal office at Av. Presidente Juscelino Kubitschek, 2041, E 2235 - Bloco A (Parte) postcode: 04543-011, São Paulo, SP, Brazil. ZMFFIP’s principal business is managing funds used for investment. The members of the Batista Family (except for José Batista Sobrinho and Flora Mendonça Batista) together own 100% of the equity interests in ZMFFIP.

ZMFPL, a Brazilian limited liability company, has its principal office at Avenida Marginal Direita do Tietê, 500, Bloco I, 1 andar, A, sala 2, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil. ZMFPL’s principal business is holding stock of J&FI. José Batista Sobrinho and Flora Mendonça Batista together own 100.0% of the issued and outstanding ownership interests of ZMFPL.

JJMBPL, a Brazilian limited liability company, has its principal office at Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 8, postcode: 01452-000, Sao Paulo, SP, Brazil. JJMBPL’s principal business is holding stock of J&FI. Joesley Mendonça Batista and José Batista Sobrinho together own 100.0% of the issued and outstanding ownership interests of JJMBPL.

VLBMPL, a Brazilian limited liability company, has its principal office at Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 9, postcode: 01452-000, Sao Paulo, SP, Brazil. VLBMPL’s principal business is holding stock of J&FI. Valéria Batista Mendonça Ramos and José Batista Sobrinho together own 100.0% of the issued and outstanding ownership interests of VLBMPL.

VNBMPL, a Brazilian limited liability company, has its principal office at Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 10, postcode: 01452-000, Sao Paulo, SP, Brazil. VNBMPL’s principal business is holding stock of J&FI. Vanessa Mendonça Batista and José Batista Sobrinho together own 100.0% of the issued and outstanding ownership interests of VNBMPL.

VVMBPL, a Brazilian limited liability company, has its principal office at Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 11, postcode: 01452-000, Sao Paulo, SP, Brazil. VVMBPL’s principal business is holding stock of J&FI. Vivianne Mendonça Batista and José Batista Sobrinho together own 100.0% of the issued and outstanding ownership interests of VVMBPL.

WWMBPL, a Brazilian limited liability company, has its principal office at Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 12, postcode: 01452-000, Sao Paulo, SP, Brazil. WWMBPL’s principal business is holding stock of J&FI. Wesley Mendonça Batista and José Batista Sobrinho together own 100.0% of the issued and outstanding ownership interests of WWMBPL.

Page 31 of 65 Pages

Vivianne Mendonça Batista is an individual with Brazilian citizenship whose business address is Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 11, postcode: 01452-000, Sao Paulo, SP, Brazil. Her principal occupation is participating in the management of the Batista Family’s business interests.

Joesley Mendonça Batista is an individual with Brazilian citizenship whose business address is Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil. His principal occupation is Chief Executive Officer of J&FI.

Wesley Mendonça Batista is an individual with Brazilian citizenship whose business address is Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil. His principal occupation is Chief Executive Officer of JBS Brazil.

Vanessa Mendonça Batista is an individual with Brazilian citizenship whose business address is Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 10, postcode: 01452-000, Sao Paulo, SP, Brazil. Her principal occupation is participating in the management of the Batista Family’s business interests.

Valéria Batista Mendonça Ramos is an individual with Brazilian citizenship whose business address is Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 9, postcode: 01452-000, Sao Paulo, SP, Brazil. Her principal occupation is participating in the management of the Batista Family’s business interests.

Flora Mendonça Batista is an individual with Brazilian citizenship whose business address is Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 2, postcode: 01452-000, Sao Paulo, SP, Brazil. Her principal occupation is participating in the management of the Batista Family’s business interests.

José Batista Sobrinho is an individual with Brazilian citizenship whose business address is Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 2, postcode: 01452-000, Sao Paulo, SP, Brazil. His principal occupation is serving as a director of JBS Brazil.

Set forth on Schedules I through XIII attached to this Statement, and incorporated herein by reference, are the (a) name, (b) citizenship, (c) residence or business address and (d) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted with respect to each of the directors and executive officers, to the extent applicable, of JBS Wisconsin, JBS USA FC, JBS USA FC Holdings, JBS Luxembourg, JBS Ansembourg, JBS USA Lux, JBS USA Holding Lux, Burcher, JBS Holding Luxembourg, JBS Global Luxembourg, JBS Brazil, FBP and J&FI. There are no directors of executive officers of JJMBPL, VLBMPL, VNBMPL, VVMBPL, WWMBPL, ZMFPL and ZMFFIP.

During the last five years, none of the Reporting Persons or, to the best of the Reporting Persons’ knowledge, any person named in any of Schedules I through XIII attached to this Amendment has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Page 32 of 65 Pages

The Reporting Persons have entered into a Joint Filing Agreement, dated as of December 28, 2015, which is incorporated by reference to Exhibit 99.1 to the Issuer’s Statement filed with the SEC on December 28, 2015, pursuant to which they have agreed to file this Statement jointly in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 3. Source and Amount of Funds or Other Considerations

The response to Item 4 (which is set forth below) is hereby incorporated by reference in its entirety into this Item 3.

Item 4. Purpose of Transaction

Item 4 is hereby amended to add the following after the last paragraph thereof:

In light of the expansion and changes to the business operations of JBS Brazil in recent years, JBS Brazil implemented a reorganization of its corporate structure to install a regional support structure aligned globally with regional management (the “Global Regional Alignment”). The Global Regional Alignment seeks to: (i) allow flexibility with regard to future organizational or business system changes; (ii) centralize functions, contracting, risks and other intangibles within key regional hubs (South America, North America, Asia Pacific and Europe); (iii) consolidate recent acquisitions and create a platform for expansion into new markets; and (iv) provide future flexible deployment of cash throughout JBS Brazil’s global structure. The Global Regional Alignment was completed on December 24, 2015.

As part of the Global Regional Alignment, on December 22, 2015, JBS USA Holding Lux (formerly known as JBS USA Holdings, Inc.) entered into a Purchase Agreement with its indirect subsidiary Cattle Production Systems, Inc. (the “Purchase Agreement”) to purchase all of the equity interests in JBS Wisconsin. Subsequently, on December 22, 2015, JBS USA Holding Lux entered into a Contribution Agreement with JBS Wisconsin (the “Contribution Agreement”) pursuant to which JBS USA Holding Lux contributed, among other things, all of its shares of Common Stock of the Issuer to JBS Wisconsin. As a result of the Global Regional Alignment, each of the Reporting Persons is the beneficial owner, with shared voting and dispositive power with the other Reporting Persons, of 195,445,936 shares of Common Stock of the Issuer, of which JBS Wisconsin is the direct beneficial owner.

The foregoing description of the Contribution Agreement in this Amendment is qualified in its entirety by reference to such agreement, which is incorporated by reference to Exhibit 99.13 to the Issuer’s Statement filed with the SEC on December 28, 2015.

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended and replaced in its entirety as follows:

(a) and (b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment and the information set forth in Item 4 of this Statement are hereby incorporated by reference in this Item 5. As a result of the ownership structure and other relationships described in Item 2 of the Statement, each of the Reporting Persons is the beneficial owner, with shared voting and dispositive power with the other Reporting Persons, of 195,445,936 shares of Common Stock of the Issuer, of which JBS Wisconsin is the direct beneficial owner, that were acquired in connection with the Purchase Agreement and Contribution Agreement. The percentage of the class of securities identified pursuant to Item 1 beneficially owned by each Reporting Person is based on 254,823,286 shares of Common Stock of the Issuer outstanding as of December 28, 2015.

Except as disclosed in the Statement and this Amendment, none of the Reporting Persons or, to the best of the Reporting Persons’ knowledge, any of the persons listed in Schedules I through XIII attached to this Amendment, beneficially owns any shares of Common Stock of the Issuer or has the right to acquire any shares of Common Stock of the Issuer.

Except as disclosed in the Statement and this Amendment, none of the Reporting Persons or, to the best of the Reporting Persons’ knowledge, any of the persons listed in Schedules I through XIII attached to this Amendment, presently has the power to vote or to direct the vote or to dispose or direct the disposition of any of the shares of Common Stock of the Issuer that they may be deemed to beneficially own.

As of the date hereof, each Reporting Person disclaims beneficial ownership of the shares reported on this Statement, except to the extent of such Reporting Person’s respective pecuniary interest therein.

(c) Except as described herein, none of the Reporting Persons or, to the best of their knowledge, any of the persons listed in Schedules I through XIII attached to this Amendment, has effected ay transaction in any of the shares of Common Stock of the Issuer during the past 60 days.

Page 33 of 65 Pages

(d) To the best knowledge of the Reporting Persons, no persons other than the Reporting Persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares to which this Schedule 13D relates.

(e) Not Applicable.

Item 7. Material to Be Filed as Exhibits

Item 7 of the Statement is hereby amended and restated as follows:

99.1.	Joint Filing Agreement, dated as of December 28, 2015, among the Reporting Persons (incorporated by reference to Exhibit 99.1 to the Issuer’s Statement filed with the SEC on December 28, 2015).

99.2.	Stock Purchase Agreement, dated as of September 16, 2009, between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) (incorporated by reference to Exhibit 2.1 to the Issuer’s Form 8-K filed with the SEC on September 18, 2009).

99.3.	Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (As Modified) dated December 8, 2009 (incorporated by reference to Exhibit 99.1 to the Issuer’s Form 8-K filed with the SEC on December 10, 2009).

99.4.	Stockholders Agreement, dated as of December 28, 2009, as amended, between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) (incorporated by reference from Exhibit 4.1 to the Issuer’s Form 8-A filed with the SEC on December 27, 2012).

Page 34 of 65 Pages

99.5.	Amended and Restated Certificate of Incorporation of Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 3.1 of the Issuer’s Form 8-A filed with the SEC on December 27, 2012).

99.6.	Amended and Restated Corporate Bylaws of the Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 3.2 of the Issuer’s Form 8-A filed with the SEC on December 27, 2012)

99.7.	Powers of Attorney for certain of the Reporting Persons (incorporated by reference to Exhibit 99.7 to the Issuer’s Statement filed with the SEC on January 7, 2010).

99.8.	Letter Agreement, dated as of November 5, 2010, among JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.), Pilgrim Interests, Ltd., and Lonnie A. “Bo” Pilgrim (incorporated by reference to Exhibit 8 to the Issuer’s Statement filed with the SEC on November 8, 2010).

99.9.	Waiver to the Stockholders Agreement, dated November 4, 2010, between JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) and the Issuer (incorporated by reference to Exhibit 9 to the Issuer’s Statement filed with the SEC on November 8, 2010).

99.10.	Commitment Agreement, dated December 19, 2011, between JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) and the Issuer (incorporated by reference to Exhibit 10.1 to the Issuer’s Form S-3 filed with the SEC on December 19, 2011).

99.11.	Stock Purchase Agreement, dated as of March 12, 2012, among JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.), Pilgrim Interests, Ltd., Lonnie A. “Bo” Pilgrim, PFCP, Ltd., Patricia R. Pilgrim and Lonnie K. Pilgrim, as trustees of the Pilgrim Family Irrevocable Life Insurance Trust under agreement dated June 16, 1987 and Lonnie A. “Bo” Pilgrim and Lonnie K. Pilgrim, as trustees of the Pilgrim Family Irrevocable Life Insurance Trust II under agreement dated December 23, 1987 (incorporated by reference to Exhibit 11 to the Issuer’s Statement filed with the SEC on March 13, 2012).

99.12	Powers of Attorney for certain of the Reporting Persons (incorporated by reference to Exhibit 99.12 to the Issuer’s Statement filed with the SEC on December 28, 2015).

99.13.	Contribution Agreement, dated December 22, 2015, among JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) and JBS Wisconsin Properties, LLC (incorporated by reference to Exhibit 99.13 to the Issuer’s Statement filed with the SEC on December 28, 2015).

Page 35 of 65 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 29, 2015

JBS WISCONSIN PROPERTIES, LLC

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JBS USA FOOD COMPANY

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JBS USA FOOD COMPANY HOLDINGS

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JBS LUXEMBOURG S.À R.L.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JBS ANSEMBOURG HOLDING S.À R.L.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JBS USA LUX S.A.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

Page 36 of 65 Pages

JBS USA HOLDING LUX S.À R.L.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

BURCHER PTY LIMITED

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JBS HOLDING LUXEMBOURG S.À R.L.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JBS GLOBAL LUXEMBOURG S.À R.L.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JBS S.A.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

FB PARTICIPAÇÕES S.A.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

J&F INVESTIMENTOS S.A.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

Page 37 of 65 Pages

ZMF FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

ZMF PARTICIPAÇÕES LTDA.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JJMB PARTICIPAÇÕES LTDA.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

VLBM PARTICIPAÇÕES LTDA.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

VNBM PARTICIPAÇÕES LTDA.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

VVMB PARTICIPAÇÕES LTDA.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

WWMB PARTICIPAÇÕES LTDA.

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

Page 38 of 65 Pages

VIVIANNE MENDONÇA BATISTA

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JOESLEY MENDONÇA BATISTA

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

WESLEY MENDONÇA BATISTA

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

VANESSA MENDONÇA BATISTA

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

VALÉRIA BATISTA MENDONÇA RAMOS

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

FLORA MENDONÇA BATISTA

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

JOSÉ BATISTA SOBRINHO

By:	/s/ Christopher Gaddis
Name:	Christopher Gaddis
Title:	Attorney in Fact

Page 39 of 65 Pages

SCHEDULE I

Name, business address and present principal occupation or

employment of the executive officers of

JBS Wisconsin Properties, LLC

DIRECTORS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Wesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Joesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

André Nogueira de Souza	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

President and Chief Executive Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

EXECUTIVE OFFICERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
André Nogueira de Souza	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

President and Chief Executive Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Page 40 of 65 Pages

Denilson Molina	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

Chief Financial Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Kiersten Sommers	USA	1770 Promontory Circle, Greeley, Colorado 80634

Secretary and Chief Accounting Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Gustavo Biscardi	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

Treasurer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Cindy Garland	USA	1770 Promontory Circle, Greeley, Colorado 80634

Head of Tax of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Christopher Gaddis	USA	1770 Promontory Circle, Greeley, Colorado 80634

Head of Human Resources of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Bill Rupp	USA	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, U.S. Beef Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Page 41 of 65 Pages

Marty Dooley	USA	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, Pork & Lamb Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Rodrigo Horvath	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, JBS Carriers Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule I.

Page 42 of 65 Pages

SCHEDULE II

Name, business address and present principal occupation or employment of the directors and executive officers of

JBS USA Food Company

DIRECTORS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Wesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Joesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

André Nogueira de Souza	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

Chief Financial Officer of JBS USA Food Company

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Page 43 of 65 Pages

EXECUTIVE OFFICERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
André Nogueira de Souza	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

President and Chief Executive Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Denilson Molina	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

Chief Financial Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Kiersten Sommers	USA	1770 Promontory Circle, Greeley, Colorado 80634

Secretary and Chief Accounting Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Gustavo Biscardi	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

Treasurer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Cindy Garland	USA	1770 Promontory Circle, Greeley, Colorado 80634

Head of Tax of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Page 44 of 65 Pages

Christopher Gaddis	USA	1770 Promontory Circle, Greeley, Colorado 80634

Head of Human Resources of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Bill Rupp	USA	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, U.S. Beef Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Marty Dooley	USA	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, Pork & Lamb Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Rodrigo Horvath	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, JBS Carriers Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule II.

Page 45 of 65 Pages

SCHEDULE III

Name, business address and present principal occupation or employment of the directors and executive officers of

JBS USA Food Company Holdings

DIRECTORS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Wesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Joesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

André Nogueira de Souza	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

Chief Financial Officer of JBS USA Food Company

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Page 46 of 65 Pages

EXECUTIVE OFFICERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
André Nogueira de Souza	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

President and Chief Executive Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Denilson Molina	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

Chief Financial Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Kiersten Sommers	USA	1770 Promontory Circle, Greeley, Colorado 80634

Secretary and Chief Accounting Officer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Gustavo Biscardi	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

Treasurer of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Cindy Garland	USA	1770 Promontory Circle, Greeley, Colorado 80634

Head of Tax of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Page 47 of 65 Pages

Christopher Gaddis	USA	1770 Promontory Circle, Greeley, Colorado 80634

Head of Human Resources of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Bill Rupp	USA	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, U.S. Beef Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Marty Dooley	USA	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, Pork & Lamb Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Rodrigo Horvath	Brazil	1770 Promontory Circle, Greeley, Colorado 80634

President & COO, JBS Carriers Division of JBS USA Food Company.

Information concerning the principal business and principal address of JBS USA Food Company, set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule III.

Page 48 of 65 Pages

SCHEDULE IV

Name, business address and present principal occupation or employment of the managers of

JBS Luxembourg S.à r.l.

MANAGERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Francisco de Assis e Silva	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Institutional Relations Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule IV.

Khalil Kaddissi	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Legal Director of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule IV.

Jacob Mudde	The Netherlands	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Deputy Managing Director at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Gwenaelle Cousin	France	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Team Leader at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Page 49 of 65 Pages

SCHEDULE V

Name, business address and present principal occupation or employment of the managers of

JBS Ansembourg Holding S.à r.l.

MANAGERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Francisco de Assis e Silva	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Institutional Relations Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule V.

Khalil Kaddissi	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Legal Director of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule V.

Jacob Mudde	The Netherlands	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Deputy Managing Director at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Gwenaelle Cousin	France	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Team Leader at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Page 50 of 65 Pages

SCHEDULE VI

Name, business address and present principal occupation or employment of the managers of

JBS USA Lux S.A.

MANAGERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Francisco de Assis e Silva	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Institutional Relations Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule VI.

Khalil Kaddissi	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Legal Director of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule VI.

Jacob Mudde	The Netherlands	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Deputy Managing Director at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Gwenaelle Cousin	France	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Team Leader at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Page 51 of 65 Pages

SCHEDULE VII

Name, business address and present principal occupation or employment of the managers of

JBS USA Holding Lux S.à r.l.

MANAGERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Francisco de Assis e Silva	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Institutional Relations Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule VII.

Khalil Kaddissi	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Legal Director of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule VII.

Jacob Mudde	The Netherlands	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Deputy Managing Director at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Gwenaelle Cousin	France	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Team Leader at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Page 52 of 65 Pages

SCHEDULE VIII

Name, business address and present principal occupation or employment of the directors and executive officers of

Burcher Pty Limited

DIRECTORS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Edison Alvares	Brazil/Australia	1 Lock Way, Riverview, postcode: 4303, Queensland, Australia

Chief Financial Officer of JBS Australia Pty Limited.

JBS Australia Pty Limited’s principal business is processing, packing, and exporting meat products to customers, and its principal office is located at 1 Lock Way, Riverview, postcode: 4303, Queensland, Australia.

Janet McCollum	United Kingdom	39 Seagoe Industrial Estate, Portadown, Craigavon, Co. Armagh, postcode: BT63 5QE, United Kingdom

Chief Executive Officer of Moy Park Limited.

Moy Park Limited’s principal business is processing, preparing, packaging and delivering chicken products to customers, and its principal office is located at 39 Seagoe Industrial Estate, Portadown, Craigavon, Co. Armagh, postcode: BT63 5QE, United Kingdom.

WaiTeng Leong	United Kingdom	39 Seagoe Industrial Estate, Portadown, Craigavon, Co. Armagh, postcode: BT63 5QE, United Kingdom

Director of Finance—Financial Reporting, Tax & Treasury at Moy Park Limited.

Moy Park Limited’s principal business is processing, preparing, packaging and delivering chicken products to customers, and its principal office is located at 39 Seagoe Industrial Estate, Portadown, Craigavon, Co. Armagh, postcode: BT63 5QE, United Kingdom.

Page 53 of 65 Pages

EXECUTIVE OFFICERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Edison Alvares	Brazil/Australia	1 Lock Way, Riverview, postcode: 4303, Queensland, Australia

Chief Financial Officer of JBS Australia Pty Limited.

JBS Australia Pty Limited’s principal business is processing, packing, and exporting meat products to customers, and its principal office is located at 1 Lock Way, Riverview, postcode: 4303, Queensland, Australia.

Page 54 of 65 Pages

SCHEDULE IX

Name, business address and present principal occupation or employment of the managers of

JBS Holding Luxembourg S.à r.l.

MANAGERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Eliseo Santiago Perez Fernandez	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Managing and Control Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule IX.

Khalil Kaddissi	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Legal Director of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule IX.

Fabrice Mas	France	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Director of Client Services at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Jacob Mudde	The Netherlands	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Deputy Managing Director at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Page 55 of 65 Pages

SCHEDULE X

Name, business address and present principal occupation or employment of the managers of

JBS Global Luxembourg S.à r.l.

MANAGERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Wesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil	Chief Executive Officer of JBS S.A. Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule X.

Francisco de Assis e Silva	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Institutional Relations Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule X.

Eliseo Santiago Perez Fernandez	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Managing and Control Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule X.

Fabrice Mas	France	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Director of Client Services at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Page 56 of 65 Pages

Jacob Mudde	The Netherlands	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Deputy Managing Director at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Gwenaelle Cousin	France	46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg

Team Leader at TMF Luxembourg S.A.

TMF Luxembourg S.A.’s principal business is providing management, corporate secretarial and administrative services, and its principal office is located at 46a, avenue J.F. Kennedy, postcode: L-1855 Luxembourg, Grand-Duchy of Luxembourg.

Page 57 of 65 Pages

SCHEDULE XI

Name, business address and present principal occupation or employment of the directors and executive officers of

JBS S.A.

DIRECTORS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Joesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

Wesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil	Chief Executive Officer of JBS S.A. Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

José Batista Sobrinho	Brazil	Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 2, postcode: 01452-000 Sao Paulo, SP, Brazil

Director of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

Carlos Alberto Caser	Brazil	SCN, Q.02, Bloco A, 13 andar, Ed. Corporate Financial Center, postcode: 70712-900, Brasília, Federal District, Brazil

President of FUNCEF (Fundação dos Economiários Federais).

FUNCEF’s principal business is managing the pension funds of the employees of Caixa Econômica Federal, a financial institution owned by the Brazilian Federal Government and subject to the Brazilian Ministry of Finance, and FUNCEF’s principal address is SCN, Q.02, Bloco A, 13 andar, Ed. Corporate Financial Center, postcode: 70712-900, Brasília, Federal District, Brazil.

Page 58 of 65 Pages

Humberto Junqueira de Farias	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

New Business Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

Tarek Mohamed Noshy Nasr Mohamed Farahat	Egypt	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

President of Marketing and Innovation of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

João Carlos Ferraz	Brazil	Av. República do Chile, 100, Centro, postcode: 20031-917, Rio de Janeiro, RJ, Brazil

Vice-President of research, planning and risk management at BNDES (Banco Nacional de Desenvolvimento Econômico e Social).

BNDES is the Brazilian Development Bank, and its principal office is located at Av. República do Chile, 100, Centro, postcode: 20031-917, Rio de Janeiro, RJ, Brazil.

Marcio Percival Alves Pinto	Brazil	SBS, Quadra 4, Lotes 3/ 4, Edifício Caixa Matriz 1, 21 andar, postcode: 70092-900, Brasília, Federal District, Brazil

Vice-President of finance at Caixa Econômica Federal.

Caixa Econômica Federal is a financial institution owned by the Brazilian Federal Government and subject to the Brazilian Ministry of Finance, and its principal office is located at SBS, Quadra 4, Lotes 3/ 4, Edifício Caixa Matriz 1, 21 andar, postcode: 70092-900, Brasília, Federal District, Brazil.

EXECUTIVE OFFICERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Wesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil	Chief Executive Officer of JBS S.A. Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

Page 59 of 65 Pages

Jeremiah Alphonsus O’Callaghan	Ireland	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil	Investor Relations Officer of JBS S.A. Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

Francisco de Assis e Silva	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Institutional Relations Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

Eliseo Santiago Perez Fernandez	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Administrative and Control Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XI.

Page 60 of 65 Pages

SCHEDULE XII

Name, business address and present principal occupation or employment of the directors and executive officers of

FB Participações S.A.

DIRECTORS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
José Batista Sobrinho	Brazil	Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 2, postcode: 01452-000 Sao Paulo, SP, Brazil

Director of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XII.

Joesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XII.

Wesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XII.

EXECUTIVE OFFICERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Joesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XII.

Page 61 of 65 Pages

Francisco de Assis e Silva	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Institutional Relations Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XII.

Page 62 of 65 Pages

SCHEDULE XIII

Name, business address and present principal occupation or employment of the directors and executive officers of

J&F Investimentos S.A.

DIRECTORS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Henrique de Campos Meirelles	Brazil	Rua General Furtado do Nascimento, 66, sala 5, Alto de Pinheiros, postcode: 05465-070, São Paulo, SP, Brazil

Chairman of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XIII.

Wesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of JBS S.A.

Information concerning the principal business and principal address of JBS S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XIII.

Joesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XIII.

José Batista Sobrinho	Brazil	Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 2, postcode: 01452-000 Sao Paulo, SP, Brazil

Director of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XIII.

José Carlos Grubisich Filho	Brazil	Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 2, postcode: 01452-000 Sao Paulo, SP, Brazil

Chief Executive Officer of Eldorado Brasil Celulose S.A.

Eldorado Brasil Celulose S.A.’s principal business is cellulose production, and its principal office is located at Av. Brigadeiro Faria Lima, 2391, 2 andar, conjunto 22, sala 2, postcode: 01452-000 Sao Paulo, SP, Brazil.

Page 63 of 65 Pages

Gilberto Tomazoni	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Global President and Chief Executive Officer of JBS Foods S.A.

JBS Foods S.A.’s principal business is processing, preparing, packaging and delivering chicken products to customers, and its principal office is located at Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil.

EXECUTIVE OFFICERS Name	Citizenship	Residence or Business Address	Present Principal Occupation or Employment and Name; Principal Business and Principal Address of Organization In Which Employment Is Conducted
Joesley Mendonça Batista	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 3 andar, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Chief Executive Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XIII.

Antonio da Silva Barreto Junior	Brazil	Avenida Marginal Direita do Tietê, 500, Bloco I, 1 andar, A, Vila Jaguara, postcode: 05118-100, São Paulo, SP, Brazil

Finance and Investor Relations Officer of J&F Investimentos S.A.

Information concerning the principal business and principal address of J&F Investimentos S.A., set forth in Item 2 of this Statement, is incorporated herein by reference in this Schedule XIII.

Page 64 of 65 Pages

EXHIBIT INDEX

99.1.	Joint Filing Agreement, dated as of December 28, 2015, among the Reporting Persons (incorporated by reference to Exhibit 99.1 to the Issuer’s Statement filed with the SEC on December 28, 2015).

99.2.	Stock Purchase Agreement, dated as of September 16, 2009, between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) (incorporated by reference to Exhibit 2.1 to the Issuer’s Form 8-K filed with the SEC on September 18, 2009).

99.3.	Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (As Modified) dated December 8, 2009 (incorporated by reference to Exhibit 99.1 to the Issuer’s Form 8-K filed with the SEC on December 10, 2009).

99.4.	Stockholders Agreement, dated as of December 28, 2009, as amended, between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) (incorporated by reference from Exhibit 4.1 to the Issuer’s Form 8-A filed with the SEC on December 27, 2012).

99.5.	Amended and Restated Certificate of Incorporation of Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 3.1 of the Issuer’s Form 8-A filed with the SEC on December 27, 2012).

99.6.	Amended and Restated Corporate Bylaws of the Pilgrim’s Pride Corporation (incorporated by reference from Exhibit 3.2 of the Issuer’s Form 8-A filed with the SEC on December 27, 2012)

99.7.	Powers of Attorney for certain of the Reporting Persons (incorporated by reference to Exhibit 99.7 to the Issuer’s Statement filed with the SEC on January 7, 2010).

99.8.	Letter Agreement, dated as of November 5, 2010, among JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.), Pilgrim Interests, Ltd., and Lonnie A. “Bo” Pilgrim (incorporated by reference to Exhibit 8 to the Issuer’s Statement filed with the SEC on November 8, 2010).

99.9.	Waiver to the Stockholders Agreement, dated November 4, 2010, between JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) and the Issuer (incorporated by reference to Exhibit 9 to the Issuer’s Statement filed with the SEC on November 8, 2010).

99.10.	Commitment Agreement, dated December 19, 2011, between JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) and the Issuer (incorporated by reference to Exhibit 10.1 to the Issuer’s Form S-3 filed with the SEC on December 19, 2011).

99.11.	Stock Purchase Agreement, dated as of March 12, 2012, among JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.), Pilgrim Interests, Ltd., Lonnie A. “Bo” Pilgrim, PFCP, Ltd., Patricia R. Pilgrim and Lonnie K. Pilgrim, as trustees of the Pilgrim Family Irrevocable Life Insurance Trust under agreement dated June 16, 1987 and Lonnie A. “Bo” Pilgrim and Lonnie K. Pilgrim, as trustees of the Pilgrim Family Irrevocable Life Insurance Trust II under agreement dated December 23, 1987 (incorporated by reference to Exhibit 11 to the Issuer’s Statement filed with the SEC on March 13, 2012).

99.12	Powers of Attorney for certain of the Reporting Persons (incorporated by reference to Exhibit 99.12 to the Issuer’s Statement filed with the SEC on December 28, 2015).

99.13.	Contribution Agreement, dated December 22, 2015, among JBS USA Holdings, Inc. (currently JBS USA Holding Lux S.à r.l.) and JBS Wisconsin Properties, LLC (incorporated by reference to Exhibit 99.13 to the Issuer’s Statement filed with the SEC on December 28, 2015).

Page 65 of 65 Pages